Exhibit 10.29

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE TEMPUS AI, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO TEMPUS AI, INC. IF PUBLICLY DISCLOSED.

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This INTELLECTUAL PROPERTY LICENSE AGREEMENT (“Agreement”) is made and entered into as of May 18, 2024, by and between Pegasos Corp., organized and existing under the laws of Japan (“KK”) and Tempus AI, Inc., a corporation organized and existing under the laws of Delaware, United States with a principal place of business at 600 West Chicago Avenue, Suite 510 Chicago, Illinois 60654 (“Tempus”). KK and Tempus are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

BACKGROUND

Whereas, concurrent with this Agreement, Softbank Group Corp. (“SBG”) and Tempus are entering into that certain Joint Venture Agreement dated as of even date herewith (the “JVA”) to organize and form KK to conduct the Business (as defined in the JVA) solely for and within the KK Territory (as defined below) and within the Field (as defined below) (the “Licensed Business”); and

Whereas, to enable KK to operate and conduct the Licensed Business, KK desires to receive from Tempus, and Tempus desires to provide to KK, certain licenses under the Tempus Technology (as defined below) and certain services (as detailed further in this Agreement), each pursuant to the terms of this Agreement.

Now Therefore, the Parties, for consideration as provided herein, agree as follows:

Article 1

DEFINITIONS

Capitalized terms used in this Agreement, whether used in the singular or plural, shall have the meanings set forth below, unless otherwise specifically indicated herein.

1.1 “Affiliate” means any entity that, directly or indirectly (through one or more intermediaries) controls, is controlled by, or is under common control with a Party. For purposes of this Section 1.1 (“Affiliate”), “control” means (a) the direct or indirect ownership of greater than fifty percent (50%) of the voting stock or other voting interests or interest in the profits of the Party or (b) the ability to otherwise control or direct the decisions of board of directors or equivalent governing body thereof. For purposes of this Agreement, KK shall not be considered an Affiliate of Tempus (or any of its subsidiaries) or an Affiliate of SBG (or any of its subsidiaries).

1.2 “Applicable Laws” means any federal, state, local, national, and supra-national laws, statutes, rules, and/or regulations, including any rules, regulations, guidance, guidelines, or requirements of Regulatory Authorities, national securities exchanges, or securities listing organizations, that may be in effect from time to time during the Term and apply to a particular activity hereunder.

1.3 “Business Day” means a day other than Saturday, Sunday or any day on which banks located in Chicago, U.S., or Tokyo, Japan are authorized or obligated to close. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

1.4 “Calendar Quarter” means each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30, or December 31; provided, however that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the first to occur of March 31, June 30, September 30, or December 31 of the calendar quarter in which the Effective Date falls; and (b) the last Calendar Quarter of the Term shall end upon the expiration or termination of this Agreement.

1.5 “Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31; provided however, that (a) the first Calendar Year of the Term shall extend from the Effective Date to the first December 31 of the calendar year in which the Effective Date falls; and (b) the last Calendar Year of the Term shall end upon the expiration or termination of this Agreement.

1.6 “Commercially Reasonable Efforts” means in relation to an obligation of a Party under this Agreement, the level of efforts and resources consistent with the efforts and resources that an entity similarly situated to such Party, including with similar size and resources, for a similar obligation or task in light of the relative value and importance associated with the performance of such obligations or tasks in the respective Territory.

1.7 “Confidential Information” means proprietary information (of whatever kind and in whatever form or medium, including copies thereof), tangible materials or other deliverables that are identified as “confidential” or that should be considered confidential given the nature and circumstances of disclosure by a reasonable person working in the industry, and disclosed or made available by or on behalf of a Party in connection with this Agreement, whether prior to or during the Term and whether disclosed orally, electronically, by observation or in writing, but excluding such information set forth in Section 6.2 (Exclusions Regarding Confidential Information). Subject to Section 6.2 (Exclusions Regarding Confidential Information), the Tempus Technology is Confidential Information of Tempus. [***].

1.8 “Control” means, subject to Section 12.5.2 (Assignment), with respect to any intellectual property (including any Patent, Know-How, or other data, information or materials), possession of the ability by a Party (whether by sole or joint ownership, license or otherwise, other than pursuant to this Agreement) to grant a license, sublicense, access or other right in, to or under such intellectual property (collectively, “Sublicense”), without violating the terms of any agreement with a Third Party, violating any Applicable Law, or resulting in a payment obligation to any Third Party (other than current or former employees or contractors of such Party or its Affiliates); unless the Party obtaining such Sublicense agrees to reimburse the other Party for such payment made to such unaffiliated Third Party and agrees in writing to comply with the applicable terms required for such Sublicense, in a form acceptable to the Party granting such Sublicense.

1.9 “Effective Date” means the Closing Date (as defined in the JVA).

1.10 “Exchange Rate” means, for any payment under this Agreement the exchange rate published by Mizuho Bank, Ltd. under the heading “TTS” at https://www.mizuhobank.co.jp/market/quote.html as of the applicable payment date.

1.11 “Executive Officers” means each Party’s respective Chief Executive Officer or his or her designee.

1.12 “FDA” means U.S. Food and Drug Administration.

1.13 “Field” means the diagnosis, prevention, treatment, prophylaxis, management or cure of disease or disability in humans or other healthcare-related initiatives, including the development, commercialization and sale of data and other AI-based products and services related to the foregoing.

1.14 “Governmental Authority” means any court, commission, authority, department, ministry, official or other instrumentality of, or being vested with public authority under any law of, any country, region, state or local authority or any political subdivision thereof, or any association of countries.

1.15 “Intellectual Property” means inventions, discoveries, Patents, patent applications, trademarks, trademark applications, designs, Know-How, copyrights, and trade secrets.

1.16 “Knowledge” means, when referring to the “knowledge” of Tempus, or similar phrase or qualification based on knowledge, the actual knowledge, after reasonable inquiry, of Tempus’s [***].

1.17 “Know-How” means [***].

1.18 “KK Know-How” means [***].

1.19 “KK Patents” means [***].

1.20 “KK Technology” means KK Patents and KK Know-How.

1.21 “KK Territory” means Japan.

1.22 “Patent(s)” means any and all patents and patent applications, including any patents issuing therefrom or claiming priority thereto, anywhere in the world, together with any extensions (including patent term extensions and supplementary protection certificates) and renewals thereof, reissues, re-examinations, substitutions, confirmation patents, registration patents, invention certificates, patents of addition, renewals, divisionals, continuations, and continuations-in-part of any of the foregoing.

1.23 “Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, limited liability partnership, unincorporated organization, government (or any agency or political subdivision thereof) or other legal entity or organization.

1.24 “PMDA” means the Japanese Pharmaceuticals and Medical Devices Agency, or any successor agency thereto.

1.25 “Pricing Approval” means the approval, agreement, determination or governmental decision establishing the list price for a product to be paid by the applicable insurance provider and the individual end-consumer or patient.

1.26 “Prime Rate” means the rate published in the print edition of the Wall Street Journal on that date on which such rate applies.

1.27 “Regulatory Approval” means any approval, product and establishment license, registration, or authorization of any Regulatory Authority required for the manufacture, use, storage, import, transport, or commercialization of a product in accordance with Applicable Laws.

1.28 “Regulatory Authority” means any applicable Governmental Authority responsible for granting Regulatory Approvals or Pricing Approvals for any products, including FDA, PMDA, and like authorities in other countries.

1.29 “Sublicensee” means a Third Party that is granted a sublicense by KK to any of the Tempus Technology pursuant to Section 2.2 (Sublicensing).

1.30 “Tempus Know-How” means, [***].

1.31 “Tempus Patent” means [***].

1.32 “Tempus Technology” means Tempus Patents and Tempus Know-How.

1.33 “Tempus Territory” means (a) during the Term, any country or region other than the KK Territory, and (b) after the Term, any country or region.

1.34 “Tax” or “Taxes” means (a) any taxes, assessments, fees, including income, profits, gross receipts, net proceeds, sales, alternative or add on minimum, ad valorem, turnover, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of the operation of law.

1.35 “Territory” means the Tempus Territory or the KK Territory, as applicable.

1.36 “Third Party” means a Person other than KK, Tempus or their respective Affiliates.

Article 2

LICENSES

2.1 License Grant to KK. Subject to the terms and conditions of this Agreement, and in particular Section 2.4 (Reservation of Rights), Tempus grants to KK [***] non-exclusive license under the Tempus Technology transferred to KK pursuant to any Technology Transfer during the Term solely to conduct the Licensed Business in the Field in the KK Territory.

2.2 Sublicenses. KK shall have the right to sublicense the license rights granted in Section 2.1 (License Grant to KK) to any Third Party [***] solely to conduct the Licensed Business in the Field in the KK Territory, provided that, (a) such Third Party shall agree in writing to comply with the terms and conditions of this Agreement, (b) KK shall remain fully liable to Tempus for the acts and omissions of such Third Party in connection with this Agreement, and any breach by such Third Party of its applicable sublicense agreement shall be a breach by KK of this Agreement; and (c) KK shall provide Tempus with a copy of each sublicense agreement with any Third Party pursuant to which a sublicense is granted under to this Section 2.2 (Sublicenses) promptly after execution, from which KK may redact any terms unrelated to this Agreement. All other sublicenses by KK shall require the prior written consent of Tempus.

2.3 KK Covenants. KK shall not exploit the Tempus Technology for any purpose other than to conduct the Licensed Business in the Field in the KK Territory, and shall not exploit the Tempus Technology outside of the Field or outside of the KK Territory. KK shall not practice the Tempus Technology other than as expressly licensed and permitted under this Agreement or otherwise agreed by the Parties in writing.

2.4 Reservation of Rights. Tempus reserves all rights to Tempus Technology not specifically granted under Section 2.1 (License Grant to KK), and no further licenses, either by implication or estoppel, are contemplated or granted hereunder.

2.5 License Grants to Tempus. Subject to the terms and conditions of this Agreement, KK shall and hereby does grant to Tempus [***] and non-exclusive license under the KK Technology [***]. KK shall have no obligation under this Agreement to disclose any other KK Technology to Tempus. KK acknowledges that Tempus or its Affiliates may currently or in the future be developing internally, or receiving from other parties, concepts, techniques, information, materials, products, services, or other technology, that are similar to the concepts, techniques, information, materials, products, services, or other technology developed by KK pursuant to this Agreement, including the KK Technology. For the avoidance of doubt, this Section 2.5 shall not limit Tempus’ rights with respect to any Joint Technology, including the right to exploit any Joint Technology without consent or a duty of accounting.

2.6 Technology Transfer.

2.6.1 Initial Technology Transfer. As soon as reasonably practicable (and in any event within [***] Days) after the Closing Date, Tempus shall make available and/or transfer to KK electronic copies of appropriate documents, data, software, manuals, instructions, specifications, documentation, or other Know-How, in each case, in its possession and included within the Tempus Know-How existing as of the Effective Date, including any of the foregoing related to the technologies set forth on Schedule 1.34 (Tempus Know-How) (the “Initial Technology Transfer”).

2.6.2 Continuing Technology Transfer. After the completion of the Initial Technology Transfer, during the Term but subject to Section 2.6.3 (Tempus Withdrawal from KK), and upon the cadence set forth in the following sentence, Tempus will make available and/or transfer to KK electronic copies of any additional documents, data, software, manuals, instructions, specifications, documentation, or other Tempus Know-How (including updates, derivatives, improvements, and enhancements to, related to, or based on any Tempus Know-How previously transferred to KK), in each case, in its possession and included within the Tempus Know-How that have not been previously transferred to KK (the “Continuing Technology Transfer,” and together with the Initial Technology Transfer and all Continuing Technology Transfers, the “Technology Transfer”). Tempus will perform the Continuing Technology Transfer no more frequently than once every [***] following in the Initial Technology Transfer unless otherwise mutually agreed, provided that, Tempus will make available and/or transfer to KK (a) any new and critical versions (including material bug fixes and security hotfixes), upgrades, or other material updates to software already provided within the Tempus Technology that are necessary to the operation of such software promptly given the circumstances (which shall be no less frequently than once each Calendar Quarter following the Initial Technology Transfer or, if more frequently, then as such versions, upgrades, or updates are first rolled out within the Tempus Territory) and (b) promptly upon KK’s reasonable request, electronic copies of any Tempus Technology (including any upgrades or updates to software already provided within Tempus Technology) that is specifically requested, required by or otherwise essential for a KK customer in order to avoid negatively impacting such KK customer.

2.6.3 Tempus Withdrawal from KK. If at any time during the Term, Tempus is no longer a shareholder in KK, then from such date and thereafter, Tempus shall (a) have no further obligation to provide any Technology Transfer to KK; and (b) upon written request from KK, negotiate in good faith a license (which may be royalty-bearing) and technology transfer regarding Tempus Technology that is developed after such date.

2.6.4 Knowledge Transfer and Support. Subject to Section 2.6.3 (Tempus Withdrawal from KK), Tempus will reasonably cooperate with KK, upon KK’s reasonable request, to facilitate knowledge transfer and technical support regarding the Tempus Technology (“Knowledge Transfer”) during normal [***] operations and during [***]. Knowledge Transfer may include items such as technical support, responses to technical questions, or other demonstrations or training related to the use, implementation, or functionality of the Tempus Technology.

2.6.5 Specific Performance. If Tempus and KK, each acting in good faith, are unable to come to a decision in respect of any dispute regarding this Section 2.6 (Technology Transfer) within [***] Days of such matter first being raised, and such matter may materially affect the ability of KK to engage in the Business or to conduct the Business in an efficient manner, then (a) such matter will first be referred to senior executives of Tempus and (b) if such senior executives are unable in good faith to resolve the matter on an amicable basis within [***] Days, then solely with respect to a request by KK for specific performance or injunctive relief with respect to the technology transfer provisions of this Section 2.6 (Technology Transfer), and not with respect to any other requested remedy, matter or dispute, Tempus hereby consents to KK making an application to any court of competent jurisdiction seeking such interim measures. All other aspects of any dispute or other remedies sought under this Agreement are subject to the requirements set forth in Article 11 (Dispute Resolution).

2.7 Rights in Bankruptcy. All licenses and similar use rights granted under or pursuant to any Section of this Agreement are and will otherwise be deemed to be for purposes of the bankruptcy law or any other comparable or similar laws or regulations in any relevant country or jurisdiction (collectively, the “Bankruptcy Laws”) and licenses of rights to “intellectual property”. The Parties agree that the applicable Party, as licensees or sublicensees of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the applicable Bankruptcy Laws. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the applicable Bankruptcy Laws, the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) such intellectual property and all embodiments of such intellectual property (including supporting materials such as files relating to prosecution or enforcement), which, if not already in such other Party’s possession, will be promptly delivered to it upon its written request thereof. Any agreements supplemental to this Agreement will be deemed to be “agreements supplementary to” this Agreement for purposes of the Bankruptcy Laws.

Article 3

FINANCIAL TERMS

3.1 Upfront Payment. In consideration of entering into this Agreement and the rights granted to KK under this Agreement, KK shall pay to Tempus a one-time, non-refundable, non-creditable upfront payment of Seven-Billion-Five-Hundred-Million Japanese Yen (¥7,500,000,000), using the Exchange Rate as of the Effective Date, within [***] Days of the Effective Date.

3.2 Other Reimbursements. To the extent that either Party incurs costs that are subject to reimbursement by the other Party hereunder, the Party incurring such costs shall provide such other Party an invoice therefor in US Dollars, based on the applicable Exchange Rate. The invoicing Party shall provide the other Party with such supporting documentation for such invoice as such other Party may reasonably request.

3.3 Payment of Invoices; Disputes. Each Party shall pay any undisputed invoice provided by the other Party under this Agreement within [***] days following its receipt thereof. All payments paid under this Agreement shall be made in US Dollars, calculated at the applicable Exchange Rate, through wire transfer of immediately available funds to such bank account as the invoicing Party may designate in writing from time to time. If the Party receiving such invoice disputes any portion thereof in good faith, then it shall give the invoicing Party written notice of such dispute and pay the undisputed portions of such invoice and the Parties shall promptly seek to reasonably resolve the disputed portions.

3.4 Late Payments. If either Party does not receive payment of any sum due to it on or before the due date, simple interest shall thereafter accrue on the sum due to such Party until the date of payment at the per annum rate of [***] assessed from the day payment was initially due within the regular office hours of the paying Party; provided, however, that in no case shall such interest rate exceed the highest rate permitted by Applicable Laws. The payment of such interest shall not foreclose each Party from exercising any other rights it may have because any payment is overdue.

3.5 Taxes.

3.5.1 Tax Cooperation and Coordination. The Parties acknowledge and agree to cooperate in order to appropriately calculate consistently with Applicable Laws, Taxes payable with respect to their collaborative efforts under this Agreement and any appropriate reductions, credits, or deductions that may lawfully reduce otherwise applicable Taxes. In particular, where any such deduction or withholding in relation to any payment made under this Agreement can be reduced, eliminated or recovered by an application under any income or double tax treaty, the Parties shall cooperate with each other and use Commercially Reasonable Efforts with regards to such application. Tempus shall provide to KK any taxation documents and other documents that may be reasonably necessary in order for KK not to withhold Tax or to withhold Tax at a reduced rate under an appropriate income or double tax treaty. Without limiting the generality of the foregoing, prior to the payment of any amount under this Agreement (including the upfront payment set forth in Section 3.1 (Upfront Payment)) and at such other times as reasonably requested by KK: (a) Tempus will provide KK with such information, documentation and authorizations requested by KK as is reasonably necessary for KK to prepare and file on Tempus’s behalf all required forms and applications necessary to establish Tempus’ eligibility for benefits under the income tax treaty between the United States and Japan (the “US-Japan Income Tax Treaty”) with respect to the upfront payment set forth in Section 3.1 (Upfront Payment)) and any other applicable payment under this Agreement for which a reduction in or exemption from withholding tax is available under the US-Japan Income Tax Treaty, and (b) KK shall prepare and file all such forms and applications with the National Tax Agency (Japan) on Tempus’s behalf. Tempus shall provide such cooperation (including the provision of information and the timely execution of relevant forms and certificates requested by KK) reasonably necessary to enable KK to timely prepare and file such forms.

3.5.2 Assessment. Either Party may, at its own expense, protest any assessment, proposed assessment, or other claim by any Governmental Authority for any additional amount of taxes, interest or penalties or seek a refund of such amounts paid if permitted to do so by Applicable Laws. The Parties shall cooperate with each other in any protest by providing records and such additional information as may reasonably be necessary for a Party to pursue such protest.

3.5.3 Payment of Tax. A Party receiving a payment pursuant to this Agreement shall pay any and all Taxes levied on such payment except as provided in this Section 3.5 (Taxes). If one Party is required by Applicable Laws to make a payment to the other Party subject to a deduction or withholding of Tax, the paying Party may deduct or withhold the applicable Tax without increase of the amount and shall (a) deduct those Taxes from the payment; (b) pay the Taxes to the proper taxing authority; and (c) send evidence of the obligation together with proof of payment to the other Party within [***] days following that payment. If the paying Party is required by the proper taxing authority to make a payment of withholding tax, the other Party shall collaborate to seek a refund under the tax treaty.

3.5.4 Withholding Taxes Resulting from a Party’s Action. Without limiting the generality of the foregoing, other than with respect to the upfront payment set forth in Section 3.1 (Upfront Payment), if one Party (or a Party’s assignees or successors) is required to make a payment to the other Party subject to a deduction or withholding of Tax, and if such deduction or withholding of Tax obligation arises as a result of any action taken by such required Party or its Affiliates or successors, including an assignment of this Agreement as permitted under Section 12.5 (Assignment), as a result of which (a) the payment arises in a territory other than such required Party’s Territory, (b) there is a change in the tax residency of such required Party, or (c) the payments arise or are deemed to arise through a branch of such required Party in a territory other than such required Party’s Territory and such action has the effect of increasing the amount of tax deducted or withheld (each, an “Withholding Tax Action”), then notwithstanding Section 3.5.3 (Payment of Tax), the payment by such required Party (in respect of which such deduction or withholding of Tax is required to be made) shall be increased by the amount necessary to ensure that the other Party receives an amount equal to the same amount that it would have received had no Withholding Tax Action occurred.

Article 4

INTELLECTUAL PROPERTY

4.1 Inventorship. For purposes of Section 4.2 (Ownership), inventorship for inventions and discoveries first made during the course of the performance of activities pursuant to this Agreement shall be determined in accordance with U.S. Patent Law.

4.2 Ownership.

4.2.1 Background Intellectual Property. As between the Parties, and subject to the licenses granted under this Agreement, each Party retains all right, title and interest in and to all intellectual property rights that such Party owns or Controls as of the Effective Date or that it develops or otherwise acquires after the Effective Date and outside the activities conducted pursuant to this Agreement.

4.2.2 Tempus Ownership of New Intellectual Property. Subject to the terms and conditions set forth in this Agreement, including the licenses granted in Article 2 (Licenses), the entire right, title and interest in and to all Know-How and Patents arising from the performance of activities or exercise of rights granted pursuant to this Agreement that are made or conceived solely by or on behalf of Tempus or its Affiliates shall be owned by Tempus.

4.2.3 KK Ownership of New Intellectual Property. Subject to the terms and conditions set forth in this Agreement, including the licenses granted in Article 2 (Licenses), the entire right, title and interest in and to all Know-How and Patents arising from the performance of activities or exercise of rights granted pursuant to this Agreement that are made or conceived solely by or on behalf of KK or its Affiliates shall be owned by KK.

4.2.4 Joint Ownership of New Intellectual Property. Subject to the terms and conditions set forth in this Agreement, including the licenses granted in Article 2 (Licenses), the entire right, title and interest in and to all Know-How and Patents arising from the performance of activities or exercise of rights granted pursuant to this Agreement that are made or conceived jointly by or on behalf of Tempus or its Affiliates and by or on behalf of KK or its Affiliates (“Joint Know-How” and “Joint Patents” respectively, and together, “Joint Technology”) shall be owned jointly by Tempus and KK.

4.3 Invention Assignment. Each Party shall ensure that all of its and its Affiliates’ employees and contractors (including subcontractors) acting under its or its Affiliates’ authority in the performance of this Agreement assign to such Party under a binding written agreement all rights, titles and interests in and to all Know-How discovered, made, conceived or reduced to practice by such employee or contractor and any intellectual property rights thereunder. For clarity, each Party shall be solely liable for any compensation required by such written agreement, laws or otherwise to its and its Affiliates’ employee or contractor who is the inventor or creator of such Know-How.

4.4 Right to Practice Joint Know-How and Joint Patents. Except to the extent either Party is restricted by the express terms of this Agreement, each Party shall have the right to practice and exploit such Joint Patents and Joint Know-How, with full rights to license its interest therein in the respective Territory and without any duty of accounting to or any duty to seek consent from the other Party. Each Party shall have a duty to protect Joint Know-How by taking all reasonable steps to prevent its public disclosure. Upon the reasonable request of either Party, the other Party shall take such further actions reasonably requested by the other Party to evidence or confirm the requesting Party’s right to engage in such activities.

4.5 Prosecution.

4.5.1 Definition of Prosecution. As used herein, “prosecution” of Patents shall include all communication and other interaction with any patent office or patent authority having jurisdiction over a Patent application throughout the world in connection with pre-grant proceedings. Post-grant proceedings shall be governed by Section 4.6 (Enforcement Rights for Infringement by Third Parties).

4.5.2 Tempus Patents.

(a) Tempus shall have the sole right to prepare, file, prosecute and maintain the Tempus Patents in the Tempus Territory at Tempus’s sole expense. Except as otherwise provided in Section 4.5.2(b) (Tempus Patents), Tempus shall have the first right, but not the obligation, to prepare, file, prosecute and maintain the Tempus Patents in the KK Territory. KK shall be kept reasonably informed on progress and have reasonable opportunity to review and comment on the documents filed in connection with the prosecution of the Tempus Patents in the KK Territory, and Tempus shall consider in good faith and incorporate KK’s reasonable comments related to filings and prosecution-related documents in the KK Territory prior to submission to the Japan Patent Office; provided, however, that Tempus shall have the final decision with respect to such matters. For the avoidance of doubt, Tempus has no obligation to disclose Tempus’s patent strategy or patent prosecution activities outside the KK Territory.

(b) Tempus may elect to cease prosecution and maintenance, or not to file an application for, any Tempus Patent in the KK Territory by written notice to KK given at least [***] days prior to any upcoming deadline in the Japan Patent Office (or, if the deadline is within [***] days, then within such shorter period that is still sufficient to give Tempus a reasonable opportunity to respond) with respect to such Tempus Patent. In such event, KK shall have the right, but not the obligation, to assume the responsibility for the prosecution and maintenance of such Tempus Patent in the KK Territory in the name of Tempus, [***]. Any Tempus Patent in respect of which KK elects to prosecute or maintain under its control shall be, following KK’s election to prosecute or maintain such Patent shall become a KK Patent for purposes of this Agreement.

4.5.3 KK Patents.

(a) KK shall have the sole right, but not the obligation, to prepare, file, prosecute and maintain the KK Patents, excluding Joint Patents, worldwide, including the Tempus Territory, at KK’s sole expense and sole discretion.

(b) KK may elect to cease prosecution and maintenance, or not to file an application for, any KK Patents in the Tempus Territory by written notice to Tempus given at least [***] days prior to any upcoming deadline in any patent office (or, if the deadline is within [***] days, then within such shorter period that is still sufficient to give Tempus a reasonable opportunity to respond) with respect to such KK Patents. In such event, Tempus shall have the right, but not the obligation, to assume the responsibility for the prosecution and maintenance of such KK Patents in the Tempus Territory in the name of KK, [***]. The KK Patent in respect of which Tempus elects to prosecute or maintain under its control shall become a Tempus Patent for purposes of this Agreement.

4.5.4 Joint Patents.

(a) Except as otherwise provided in Section 4.5.4(b) (Joint Patents), Tempus shall have the right, but not the obligation, to prepare, file, prosecute and maintain the Joint Patents in the names of both Tempus and KK in the Tempus Territory (excluding Japan, following the Term) [***], and KK shall have the right, but not the obligation, to prepare, file, prosecute and maintain the Joint Patents in the names of both Tempus and KK in the KK Territory [***]; provided that following the Term, KK shall continue to have the right, but not the obligation, to prepare, file, prosecute and maintain the Joint Patents in the names of both Tempus and KK in the KK Territory [***]. Each Party shall at its own cost, sign, or use Commercially Reasonable Efforts to have signed, all legal documents necessary to file and prosecute patent applications or to obtain or maintain patents in respect of such Joint Patents. Each Party will be kept reasonably informed on progress of other Party’s prosecution and will be provided reasonable opportunity to review and comment on prosecution-material documents, upon the other Party’s request.

(b) In the event that a Party (the “Abandoning Party”) elects not to file or continue to prosecute or maintain patent protection on any Joint Patent in its Territory by written notice to the other Party (the “Assuming Party”) given at least [***] days prior to any upcoming deadline in any patent office (or, if the deadline is within [***] days, then within such shorter period that is still sufficient to give Tempus a reasonable opportunity to respond) with respect to such Joint Patent, the other Party shall have the right (but not the obligation) (which right shall continue following the Term) to file, prosecute and maintain such Joint Patent in such country in its sole name at its sole expense and without recourse to the Abandoning Party, in which event such Joint Patent will become Assuming Party’s Patent.

4.6 Enforcement Rights for Infringement by Third Parties.

4.6.1 Notice. Each Party shall promptly notify (and will use Commercially Reasonable Efforts to so notify within [***] Days), in writing, the other Party upon learning of any actual or suspected infringement, misappropriation or other violation of the Tempus Technology (the “Infringement”, and a Third Party engaged in such Infringement, the “Infringer”), or of any claim, opposition or action alleging invalidity, unenforceability of the Tempus Patents and Joint Patents (the “Challenge”, and a Third Party engaged in such Challenge, the “Challenger”). If a Party receives such notice, such Party shall provide to the other Party all evidence in its possession pertaining to the actual or suspected Infringement, misappropriation or violation, or claim of invalidity or unenforceability that it can disclose without breach of a pre-existing obligation to a Third Party or waiver of a privilege.

4.6.2 Tempus Technology. Tempus shall have the sole right to enforce or defend the Tempus Technology against Infringers or Challengers within the Tempus Territory, in each case, at Tempus’s cost and expense. During the Term, KK shall have the initial right to elect to enforce or defend the Tempus Technology against Infringers or Challengers within the KK Territory, [***] or such shorter period as to give the other Party a reasonable opportunity to respond prior to any deadline under Applicable Law (as may be extended by KK’s reasonable request) after the first notice under Section 4.6.1 (Notice). If KK elects not to pursue action against such Infringers or Challengers within such period, then KK shall so notify Tempus in writing, [***].

4.6.3 KK Technology. KK shall have the sole right to enforce or defend the KK Technology, worldwide, against Infringers or Challengers at KK’s cost and expense.

4.6.4 Joint Technology. KK shall have the initial right to elect to enforce or defend Joint Technology against Infringers or Challengers within the KK Territory at KK’s cost and expense for a period of [***] days (as may be extended by KK’s reasonable request) after the first notice under Section 4.6.1 (Notice), which right shall continue with respect to the KK Territory following the Term. If KK elects not to pursue action against such Infringers or Challengers within such period, then KK shall so notify Tempus in writing, [***]. Tempus shall have the initial right to enforce or defend Joint Technology against Infringers or Challengers within the Tempus Territory (excluding Japan, following the Term) at Tempus’s cost and expense for a period of [***]. If Tempus elects not to pursue action against such Infringers or Challengers within such period, then Tempus shall so notify KK in writing, [***].

4.6.5 Cooperation. Each Party agrees to be joined in any litigation or administrative proceedings if necessary for the other Party to enforce or defend such intellectual property against Infringers or Challengers in accordance with this Section 4.6 (Enforcement Rights for Infringement by Third Parties) at the enforcing Party’s cost and expense. The Parties shall coordinate with respect to enforcement strategies in the KK Territory in the Field, and KK shall have the final decision-making authority with regard to any enforcement and defense of matters within the KK Territory in the Field; provided that KK shall work in good faith with and reasonably consider input of Tempus with regard to such matters, [***].

4.6.6 Settlement. KK shall have the sole right and authority to settle disputes arising from such Infringement or Challenge involving the Tempus Patents in the KK Territory, to the extent that KK controls such Infringement or Challenge under this Section 4.6 (Enforcement Rights for Infringement by Third Parties); [***].

4.6.7 Damages.

(a) Tempus Technology. All damages, amounts received in settlement, judgment or other monetary awards (the “Damages”) recovered in an action to enforce the Tempus Technology against Infringers or Challengers in the Tempus Territory shall be retained by Tempus. All Damages recovered in an action to enforce the Tempus Technology against Infringers or Challengers in the KK Territory shall be paid [***].

(b) KK Technology. All Damages recovered in an action to enforce the KK Technology against Infringers or Challengers in the KK Territory shall be retained by KK.

(c) Joint Technology. All Damages recovered in an action to enforce the Joint Patents against Infringers or Challengers shall be paid [***].

4.7 Third Party Infringement Claims. In the event that a Third Party shall make any claim, give notice, or bring any suit in the KK Territory against KK or Tempus, any of their respective Affiliates or KK’s customers or sublicensees, for infringement or misappropriation of any intellectual property rights with respect to the use of Tempus Technology, KK Technology or Joint Technology (“Third Party Infringement Claim”), the Party receiving notice of such Third Party Infringement Claim shall promptly (within [***] Days) notify the other Party and provide all information in its possession pertaining to the claim or suit that it can disclose without breach of a pre-existing obligation to a Third Party or waiver of a privilege.

4.7.1 Defense. The Parties shall consult as to potential strategies to defend against any Third Party Infringement Claim, consistent with the overall goals of this Agreement. The Parties shall cooperate in all reasonable respects in the defense of any Third Party Infringement Claim and any counterclaim related thereto. Subject to the respective indemnity obligations of the Parties set forth in Article 9 (Indemnification), KK shall be solely responsible for defending such Third Party Infringement Claim in the KK Territory, including but not limited to selection of counsel, venue, and directing all aspects, stages, motions, and proceedings of litigation, and Tempus shall be solely responsible for defending any such Third Party Infringement Claim outside the KK Territory (excluding Japan, following the Term).

4.7.2 Settlement. If any defense by either Party under this Section 4.7 (Third Party Infringement Claims) would adversely affect the other Party’s rights under this Agreement or impose a financial obligation upon the other Party or grant rights in respect of or affect the validity or enforceability of the other Party’s Patents or Know-How, then any settlement, consent judgment or other voluntary final disposition of such Third Party Infringement Claim shall not be entered into without the written consent of the other Party.

4.7.3 Costs and expenses. KK shall bear all costs and expenses to defend against any Third Party Infringement Claim in the KK Territory and Tempus shall bear all costs and expenses to defend against any Third Party Infringement Claim in the Tempus Territory.

Article 5

BRANDING AND MARKETING

5.1 Branding. Unless otherwise directed by Tempus in writing or mutually agreed by the Parties, any product or service sold or offered for sale by the Licensed Business in the Field in the KK Territory that incorporates, is based on or derived from, any Tempus Technology (each, a “Tempus-Powered Product”), as well as any packaging, labeling, advertising and promotional material for such Tempus-Powered Product, shall be branded with a mutually agreeable combination of Tempus’s corporate trade name or logo (“Tempus Corporate Marks”) together with any relevant brand or mark of KK.

5.2 License to Tempus Corporate Marks. Subject to the terms and conditions of this Agreement, Tempus hereby grants to KK during the Term and solely with respect to the Licensed Business in the Field and within the KK Territory, a non-exclusive, [***].

5.3 Royalty for Tempus Corporate Marks. In consideration for the license granted by Tempus to KK under Section 5.2 (License to Use Tempus Corporate Marks), [***].

5.4 Restrictions on Use. [***].

5.5 No Other Uses of Tempus Corporate Marks. Except as expressly provided for in this Agreement, KK shall have no other right to use any of the Tempus Corporate Marks, or any derivative or partial use thereof, or any other trademarks of Tempus or any of its Affiliates, and KK shall not merge, co-join, or use any Tempus Corporate Mark in conjunction with any other trademark, including KK’s trademarks, unless otherwise approved by Tempus.

5.6 Quality. KK shall ensure that the quality of all products and services sold or offered for sale, including the Tempus-Powered Products, under the Tempus Corporate Marks shall be at least as high as the quality of similar products and services provided by Tempus.

5.7 Goodwill. The Tempus Corporate Marks, and any reputation and goodwill in them, are, and shall remain, the exclusive property of Tempus, and KK does not have and shall not in the future have, any right to use such Tempus Corporate Marks other than through this Agreement. All use of the Tempus Corporate Marks shall inure solely to the benefit of Tempus. Unless otherwise agreed by the Parties, KK shall not: (a) use the Tempus Corporate Marks or any word, symbol or design confusingly similar to the Tempus Corporate Marks, as part of its corporate or legal name or in connection with any product sold by KK (except as authorized under this Agreement); (b) do or suffer to be done any act or thing which will in any way impair the rights of Tempus in and to any Tempus Corporate Mark or damage, dilute, injure or impair the value of any Tempus Corporate Mark; (c) apply for any registration of any trademark or other designation which includes in whole or in part any Tempus Corporate Mark or any other trademark that is confusingly similar to a Tempus Corporate Mark or that otherwise would affect the ownership of any Tempus Corporate Mark, nor file any document with any Governmental Authority to take any action that would affect the ownership of any Tempus Corporate Mark; or (d) acquire or claim any title to any Tempus Corporate Mark adverse to Tempus by virtue of the rights granted to KK or through KK’s use of such Tempus Corporate Mark.

5.8 Notification. KK shall notify Tempus immediately of any adverse use of trademarks by any Third Party that is confusingly similar to any Tempus Corporate Mark, and of any infringement, imitation or passing off of any Tempus Corporate Mark, by any Third Party that comes to KK’s attention. Tempus shall have the sole right (but not the obligation) to respond to such infringement, and KK shall reasonably cooperate with Tempus in connection with any such response, upon Tempus’s request, provided that, if Tempus decides not to pursue action against such infringement, then Tempus may so notify KK in writing, [***].

Article 6

CONFIDENTIALITY

6.1 Non-use and Non-disclosure of Confidential Information. During the Term and thereafter, each Party (“Receiving Party”) shall (a) except to the extent permitted by this Agreement or otherwise agreed to in writing by the Disclosing Party, keep confidential and not disclose any Confidential Information of the other Party (“Disclosing Party”) to any Third Party; (b) except in connection with activities contemplated by, the exercise of rights permitted by, or in order to further the purposes of, this Agreement or as otherwise agreed to in writing by the Disclosing Party, not use for any purpose any Confidential Information of the Disclosing Party; and (c) take all reasonable precautions to protect the Confidential Information of the Disclosing Party (including all precautions the Receiving Party employs with respect to its own confidential information of a similar nature and taking reasonable precautions to assure that no unauthorized use or disclosure is made by others to whom access to the Confidential Information of the Disclosing Party is granted).

6.2 Exclusions Regarding Confidential Information. Notwithstanding anything set forth in this Article 6 7 (Confidentiality) to the contrary, Confidential Information excludes, and the obligations of Section 6.1 (Non-Use and Non-Disclosure of Confidential Information) shall not apply to, information that:

6.2.1 was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of receipt by the Receiving Party;

6.2.2 was generally available to the public or otherwise part of the public domain at the time of its receipt by the Receiving Party;

6.2.3 became generally available to the public or otherwise part of the public domain after its receipt by the Receiving Party other than through any act or omission of the Receiving Party in breach of this Agreement;

6.2.4 was received by the Receiving Party without an obligation of confidentiality from a Third Party having the right to disclose such information without restriction;

6.2.5 was independently developed by or for the Receiving Party without use of or reference to the Confidential Information of the Disclosing Party; or

6.2.6 was released from the restrictions set forth in this Article 6 (Confidentiality) by express prior written consent of the Disclosing Party.

6.3 Authorized Disclosures of Confidential Information. Notwithstanding the foregoing, a Receiving Party may use and disclose the Confidential Information of the Disclosing Party as follows:

6.3.1 if required by law, rule or governmental regulation, including as may be required in connection with any filings made with, or by the disclosure policies of a major securities or stock exchange or securities listing organization; provided that the Receiving Party shall (a) to the extent permissible under Applicable Law, use Commercially Reasonable Efforts to inform the Disclosing Party prior to making any such disclosures and cooperate with the Disclosing Party in seeking a protective order or other appropriate remedy (including redaction) and (b) whenever possible, request confidential treatment of such information; or

6.3.2 to the extent necessary, to Affiliates, Sublicensees, attorneys, collaborators, vendors, consultants, lenders, commercial partners, accountants and subcontractors under written agreements of confidentiality on terms at least as restrictive on those set forth in this Agreement, who have a need to know such information in connection with the Receiving Party performing its obligations or exercising its rights under this Agreement.

6.4 Terms of this Agreement; Technology. The Parties agree that this Agreement and the terms hereof are Confidential Information of both Parties. The Tempus Technology is Confidential Information of Tempus. The KK Technology is Confidential Information of KK.

6.5 No License. Confidential Information disclosed hereunder shall remain the property of the Disclosing Party. Disclosure or receipt of Confidential Information shall not constitute any grant, option or license to the other Party, beyond those licenses expressly granted hereunder, under any patent, trade secret or other rights now or hereinafter held by the Disclosing Party.

Article 7

PUBLICITY

7.1 Publicity. Neither Party shall distribute any other press release or other public communication relating to this Agreement or the substance hereof without the written consent of the other Party, except that each Party may file such further disclosures in connection herewith as may be required by the rules of any applicable securities or stock exchange or securities listing organization.

7.2 No Right to Use Names. Except as expressly provided herein, or required by Applicable Law, neither Party may use in any manner the name or any trade name, symbol, logo, or trademark of the other Party without such other Party’s written consent.

Article 8

REPRESENTATIONS AND WARRANTIES; AND COVENANTS

8.1 Mutual Representations and Warranties. Each Party represents and warrants, to the other Party as of the Effective Date that:

8.1.1 it is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement;

8.1.2 it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder, and this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles;

8.1.3 it is not a party to any agreement that conflicts with the licenses and other rights granted to the other Party under this Agreement, and its performance of this Agreement does not conflict with or breach the terms and conditions of any other agreement by which it is bound; and

8.1.4 it is not debarred or disqualified under the FD&C Act or comparable Applicable Laws in any country or jurisdiction other than the United States.

8.2 Representations and Warranties for Tempus. Tempus represents and warrants to KK as of the Effective Date, and, solely with respect to any representation or warranty regarding the Tempus Technology, if not specified as applicable as of the “Effective Date” then again on the date of any subsequent Continuing Technology Transfer pursuant to which additional Tempus Technology is provided to KK (but only with respect to such additional Tempus Technology and subject to any disclosure provided by Tempus in connection with such delivery):

8.2.1 (a) Tempus owns or has valid and enforceable rights to use all Tempus Technology, (b) Tempus has the power and authority to license or sublicense all Tempus Technology to KK in accordance with this Agreement; and (c) all intellectual property rights in and to the Tempus Technology are subsisting and have not been abandoned or adjudged invalid or unenforceable in whole or in part, and to the Knowledge of Tempus, valid, and enforceable;

8.2.2 Exhibit A includes all Tempus Patents that are Controlled by Tempus as of the Effective Date that are necessary or reasonably useful for KK’s operation of the Licensed Business in the Field and in the KK Territory;

8.2.3 the Tempus Patents and the Tempus Know-How included in the Initial Technology Transfer and all Continuing Technology Transfers constitute all of the Patents and Know-How Controlled by Tempus that are necessary or reasonably useful for KK’s operation of the Licensed Business in the Field and in the KK Territory;

8.2.4 there are no undisclosed pending or threatened (in writing), adverse actions, claims, suits or proceedings against Tempus involving the Tempus Technology licensed to KK hereunder that are reasonably likely to materially and adversely impact KK’s exercise of its rights under this Agreement;

8.2.5 to the Knowledge of Tempus, the use or practice of the Tempus Technology by KK in the KK Territory as contemplated in this Agreement does not infringe or misappropriate any issued Patents or Know-How owned or controlled by a Third Party, and Tempus has not received any written notice from a Third Party asserting or alleging any of the foregoing;

8.2.6 all applicable and material fees and filings due prior to the Effective Date in connection with the prosecution and maintenance of the Tempus Patents listed in Exhibit A and the Tempus Corporate Marks, in each case in the KK Territory, have been completed;

8.2.7 (a) the development of the Tempus Technology (including the training and fine-tuning of any foundation models included within the Tempus Technology) does not involve the use or other processing of data or information (including data or information that was collected or generated using web scraping, web crawling or web harvesting) in a manner that violates any Applicable Laws or any contract to which Tempus or any of its Affiliates is a party or otherwise bound; (b) Tempus and each of its Affiliates maintains and adheres to, reasonable policies and procedures relating to the ethical, trustworthy and responsible use and deployment of AI-related technologies and regularly audits its compliance with such policies and procedures; and (c) there has been no actual or alleged material non-compliance with any such policies and procedures, and neither Tempus nor any of its Affiliates has received any request for information or testimony from any Governmental Authority concerning any Tempus Technology; and

8.2.8 none of the software or systems contained within the Tempus Technology (a) contains any malicious code, virus, Trojan horse, bug, vulnerability, corruptant, defect or error that materially and adversely affects the use, functionality, security or performance of the Tempus Technology or (b) fails to comply with any applicable specifications or other contractual commitment relating to the use, functionality or performance of the Tempus Technology, in each case of (a) and (b), in any material respect.

8.3 Mutual Covenants. Each Party covenants to the other Party that during the Term:

8.3.1 it shall not enter into any agreement that would conflict with the terms and conditions of this Agreement;

8.3.2 in the course of performing its obligations or exercising its rights under this Agreement, it shall comply with all Applicable Laws, and shall not employ or engage any person or entity who has been debarred by any Regulatory Authority or otherwise excluded by any Governmental Authority from participating in any program sponsored or administered by a Governmental Authority, or, to such Party’s knowledge, is the subject of debarment or exclusion proceedings or investigation by a Regulatory Authority or other Governmental Authority; and

8.3.3 it shall not knowingly employ or use, directly or indirectly, including through Affiliates or (sub)licensees or subcontractors, the services of any person who is debarred or disqualified in connection with the activities contemplated by this Agreement, and in the event that it becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to such Party, directly or indirectly, including through Affiliates or (sub)licensees or subcontractors, which directly or indirectly relate to activities contemplated by this Agreement, it shall promptly notify the other Party in writing and it shall cease employing, contracting with, or retaining any such person to perform any such services.

8.4 Disclaimers. EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO PATENTS, KNOW-HOW, MATERIALS OR CONFIDENTIAL INFORMATION SUPPLIED BY IT TO THE OTHER PARTY HEREUNDER, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

Article 9

INDEMNIFICATION

9.1 Indemnification by KK. KK shall indemnify, defend and hold harmless Tempus, its Affiliates, and their directors, officers, employees, (individually and collectively, the “Tempus Indemnitee(s)”) from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) incurred in connection with any claims, demands, actions or other proceedings by any Third Party (individually and collectively, “Losses”) to the extent arising from:

9.1.1 the operation of the Licensed Business in the Field in the KK Territory, including any development, manufacture or commercialization of products or services by or on behalf of KK or any of its Affiliates or Sublicensees, including product liability claims (except to the extent attributable to any defect in the Tempus Technology in the form delivered by Tempus to KK); or

9.1.2 the gross negligence, wilful misconduct or breach of this Agreement (including any representations, warranty or covenant of KK) by any KK Indemnitee;

9.1.3 except in each case to the extent such Losses arise out of the wilful misconduct or breach of this Agreement by any Tempus Indemnitee or to the extent subject to an indemnification obligation by Tempus.

9.2 Indemnification by Tempus. Tempus shall indemnify, defend and hold harmless KK, its Affiliates, and their directors, officers, employees and agents (individually and collectively, the “KK Indemnitee(s)”) from and against all Losses to the extent arising from:

9.2.1 The gross negligence, wilful misconduct or breach of this Agreement (including any representations, warranty or covenant of Tempus) by any Tempus Indemnitee; or

9.2.2 infringement, misappropriation, or other violation of a third party’s intellectual property right arising from KK’s use or practice of the Tempus Technology as contemplated in this Agreement (each an “Indemnifiable IP Infringement Claim”), [***];

9.2.3 except, in the case of Losses under Section 9.2.2, to the extent such Losses arise out of (i) any Tempus Technology modified without Tempus’ approval; (ii) the use of any Tempus Technology in combination with materials not provided by Tempus; or (iii) the use of any Tempus Technology other than as permitted under this Agreement or the Business Plan (as defined in the JV Agreement).

9.2.4 and, except in each case in Section 9.2.1 and 9.2.2 to the extent such Losses arise out of the negligence, wilful misconduct or breach of this Agreement by any KK Indemnitee or to the extent subject to an indemnification obligation by KK.

9.3 Indemnification Procedure. If either Party is seeking indemnification under Section 9.1 (Indemnification by KK) or Section 9.2 (Indemnification by Tempus) (the “Indemnified Party”), it shall inform the other Party (the “Indemnifying Party”) of the claim giving rise to the obligation to indemnify promptly given the circumstances after receiving notice of the claim (it being understood and agreed, however, that the failure or delay by an Indemnified Party to give such notice of a claim shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure or delay to give notice). The Indemnifying Party shall have the sole right to assume and control the defense of any such claim for which it is obligated to indemnify the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim that has been assumed by the Indemnifying Party. Neither Party shall have the obligation to indemnify the other Party in connection with any settlement made without the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld or delayed.

9.4 Mitigation of Loss. Each Indemnified Party shall take and shall procure that its Affiliates take all such reasonable steps and action as are reasonably necessary or as the Indemnifying Party may reasonably require in order to mitigate any claims (or potential losses or damages) under this Article 10 (Indemnification). Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it. Without limiting the foregoing, and without limitation to either Party’s other remedies under this Agreement, if any of the Tempus Technology is, or in Tempus’s opinion is likely to be, claimed to infringe, misappropriate or otherwise violate any third-party intellectual property right, or if KK’s use of the Tempus Technology is enjoined or threatened to be enjoined, Tempus may, at its option and sole cost and expense:

9.4.1 obtain the right for KK to continue to use the affected Tempus Technology as contemplated by this Agreement;

9.4.2 modify or replace the affected Tempus Technology, in whole or in part, to make the affected Tempus Technology (as so modified or replaced) non-infringing, without any material degradation of features and functionality; or

9.4.3 if Tempus reasonably determines that neither of the options set forth in Section 9.4.1 or Section 9.4.2 are technically feasible or commercially reasonable, then the Parties shall discuss in good faith regarding a mutually acceptable solution for up to [***] days upon Tempus’ written notice to KK, and, if no mutually acceptable solution is agreed during such [***] period, then by written notice to KK, Tempus may terminate KK’s license to the affected Tempus Technology and require KK to immediately cease any use of such affected Tempus Technology, subject to Tempus providing KK with an equitable financial refund (as determined based on a valuation conducted by a third party mutually agreed upon by the Parties, and calculated as a percentage of the fees paid to Tempus hereunder) for the affected Tempus Technology, less depreciation calculated on a straight line basis over a [***] period from the Effective Date; provided that following such termination the Parties shall continue to consider any mutually acceptable solutions in good faith unless both Parties agree no reasonable solution is available or otherwise agree to discontinue discussions.

9.5 Limitation of Liability. EXCEPT FOR DAMAGES AWARDED TO A THIRD PARTY IN A CLAIM SUBJECT TO THE INDEMNIFICATION PROVISIONS OF SECTION 9.1 (INDEMNIFICATION BY KK) OR SECTION 9.2 (INDEMNIFICATION BY TEMPUS), ATTRIBUTABLE TO A PARTY’S FRAUD, GROSS NEGLIGENCE, WILFUL MISCONDUCT, OR ATTRIBUTABLE TO A PARTY’S BREACH OF ARTICLE 6 (CONFIDENTIALITY), (A) NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL (WHICH SHALL INCLUDE WITHOUT LIMITATION, ALL DAMAGES CONSTITUTING LOSS OF PROFIT, LOSS OF REVENUE AND LOSS OF GOODWILL), INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES; AND (B) NEITHER PARTY’S TOTAL AGGREGATE LIABILITY UNDER THIS AGREEMENT SHALL EXCEED [***].

Article 10

TERM AND TERMINATION

10.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless terminated earlier as set forth in this Article 10 (Term and Termination), shall remain in effect for as long as the JVA is in effect.

10.2 Termination.

10.2.1 Termination for Material Breach. Each Party (the “Non-Breaching Party”) shall have the right to terminate this Agreement upon written notice to the other Party (the “Breaching Party”) if such Breaching Party has materially breached a term of Section 2.2 (Sublicenses), Sections 2.3 (KK Covenants), 3.1 (Upfront Payment), Article 5 (Branding and Marketing) but excluding Section 5.1 (Branding) and Section 5.8 (Notification), Article 6 (Confidentiality), Article 8 (Representations and Warranties; and Covenants), Article 9 (Indemnification), Section 12.5 (Assignment) or Section 12.6 (Anti-Corruption Law and Compliance) and, after receiving written notice from the Non-Breaching Party identifying such material breach, fails to cure such material breach within [***] from the date of such notice unless the Parties mutually agree in writing to an extension of such cure period.

10.2.2 Termination for Insolvency. Each Party shall have the right to terminate this Agreement upon written notice to the other Party if the other Party makes a general assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over all or substantially all of its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not dismissed, discharged, bonded or stayed within [***] days after the filing thereof.

10.3 Effects of Termination. In the event of expiration or termination of this Agreement by either Party for any reason: (a) the licenses granted by Tempus to KK hereunder shall terminate as of the effective date of expiration or termination, and KK shall immediately cease all use of the Tempus Technology and Tempus Corporate Marks; provided that, unless this Agreement is terminated due to (i) insolvency of KK in accordance with Section 10.2.2 (Termination for Insolvency) or (ii) KK’s material breach in accordance with Section 10.2.1 (Termination for Material Breach), KK and its Affiliates and Sublicensees may continue to use any Tempus Technology provided to KK as of the date of termination, and the license granted to KK in Section 2.1 (License Grant to KK) (together with the terms of Section 2.2 (Sublicenses), Section 2.3 (KK Covenants) and Section 2.4 (Reservation of Rights)) shall continue in effect solely with respect to such Tempus Technology, provided further that, Section 10.2 (Termination) shall apply with respect to such license mutatis mutandis; (b) at the Disclosing Party’s election, the Receiving Party shall return (at Disclosing Party’s expense) or destroy all tangible materials comprising, bearing, or containing any Confidential Information of the Disclosing Party that are in the Receiving Party’s or its Affiliates’ or Sublicensees’ possession or control and provide written certification of such destruction (except to the extent any information is the Confidential Information of both Parties or to the extent that the Receiving Party has the continuing right to use the Confidential Information under this agreement); provided that, (i) the Receiving Party may retain one copy of such Confidential Information for its legal archives (subject to the obligations of confidentiality under Article 6 (Confidentiality)) and (ii) KK may continue to use Tempus Confidential Information solely to the extent necessary to exercise its rights to the Tempus Technology as provided in (a); and (c) unless the license under the Tempus Corporate Marks set forth in Section 5.2(b) (License to Tempus Corporate Marks) has already terminated as a result of Tempus no longer being a shareholder in KK, KK and its Affiliates and subsidiaries may continue to use the Tempus Corporate Marks for a period of [***], solely in accordance with and subject to the terms of Article 5 (Branding and Marketing), which shall continue in effect solely with respect to such use of the Tempus Corporate Marks during such [***], provided that, Section 10.2 (Termination) shall apply with respect to such license mutatis mutandis. Notwithstanding any provision to the contrary set forth in this Agreement, the Receiving Party shall not be required to destroy electronic files containing such Confidential Information that are made in the ordinary course of its business information back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information.

10.4 Survival. Expiration or termination of this Agreement shall not relieve the Parties of any representation, warranty, or obligation accruing prior to such expiration or termination. Without limiting the foregoing, the following provisions shall survive the termination or expiration of this Agreement for any reason: Article 1 (Definitions), Article 3 (Financial Terms) (solely with respect to payment obligations accrued prior to the termination or expiration of this Agreement), Article 6 (Confidentiality), Article 9 (Indemnification), Article 11 (Dispute Resolution), and Article 12 (Miscellaneous) (other than Section 12.6 (Anti-Corruption Law Compliance)), and Section 2.1 (License Grant to KK) solely to the extent set forth in Section 10.3(a) (Effects of Termination) (unless this Agreement is terminated by Tempus pursuant to Section 10.2 (Termination)), Section 2.2 (Sublicenses) (only if Section 2.1 (License Grant to KK) survives), Section 2.3 (KK Covenants) (only if Section 2.1 (License Grant to KK) survives), Section 2.4 (Reservation of Rights) (only if Section 2.1 (License Grant to KK) survives), Section 2.5 (License Grant to Tempus), Section 2.7 (Rights in Bankruptcy), Section 10.3 (Effects of Termination), Section 10.4 (Survival), and any other provisions that by their nature survive termination or expiration of this Agreement.

10.5 Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available except as agreed to otherwise herein.

Article 11

DISPUTE RESOLUTION

All disputes arising between the Parties arising from or related to this Agreement, including without limitation any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement, or any question regarding its existence, validity or termination, shall be addressed in accordance with the dispute resolution process set forth in the JVA, except that governing law shall be determined in accordance with Section 12.1 (Governing Law) and not any governing law provision of the JVA.

Article 12

MISCELLANEOUS

12.1 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the state of Delaware, USA, except matters concerning Patents in the KK Territory, which shall be governed by the laws of Japan, in either case, without reference to conflicts of laws provisions, rules or principles thereof (or any other jurisdiction) to the extent that such provisions, rules or principles would direct a matter to another jurisdiction. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to the transactions contemplated by this Agreement.

12.2 Performance Through Affiliates. Each Party may discharge any obligation and exercise any right hereunder through any of its Affiliates (without an assignment of this Agreement). Each Party shall remain directly liable to the other Party with respect to the performance, acts and omissions of any of its Affiliates.

12.3 Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts, quarantine, or other labor disturbances, fire, floods, earthquakes, pandemic, or other acts of God, or acts, generally applicable action or inaction by any Governmental Authority (but excluding any government action or inaction that is specific to such Party, its Affiliates or Sublicensees, such as revocation or non-renewal of such Party’s license to conduct business). The affected Party shall notify the other Party in writing of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake and continue diligently all Commercially Reasonable Efforts necessary to cure such force majeure circumstances or to perform its obligations in spite of the ongoing circumstances.

12.4 Notices. Except as otherwise expressly provided in this Agreement, any notice required under this Agreement shall be in writing and shall specifically refer to this Agreement. Notices shall be sent via one of the following means and will be effective (a) on the date of delivery, if delivered in person, (b) on the date of receipt, if sent by private express courier or by first class certified mail, return receipt requested or (c) on the date when the confirmation of receipt of the other Party is sent by email, if sent by email to the correct email address. Notices shall be sent to the other Party at the addresses set forth below. Either Party may change its addresses for notice by sending written notice to the other Party.

If to KK:

Pegasos Corp.

Tokyo Port City Takeshiba Office Tower

1-7-1 Kaigan, Minato-ku

Tokyo, Japan 105-7537

Attention: Kotaro Ueno

E-mail: [***]

With a copy (which copy will not constitute notice) to:

Morrison & Foerster LLP

Shin-Marunouchi Building, 29th Floor

5-1, Marunouchi 1-Chome, Chiyoda-ku

Tokyo, Japan 100-6529

Attn: Kenneth A. Siegel

Email: ksiegel@mofo.com

and

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105-2482

Attn: Erik G. Knudsen

Email: eknudsen@mofo.com

If to Tempus:

600 West Chicago Avenue, Suite 510

Chicago, Illinois 60654

Attn: General Counsel

Email: [***]

12.5 Assignment.

12.5.1 Neither this Agreement nor any obligation of a Party hereunder may be assigned by either Party without the prior written consent of the other Party; provided, however, that either Party may, without the other Party’s written consent, assign this Agreement and its rights and obligations hereunder in its entirety to (a) any of its Affiliates, or (b) any purchaser of all, or substantially all, of its assets to which this Agreement relates, or (c) any successor corporation resulting from any merger, consolidation, share exchange, or other similar transaction, provided that in each case of (a), (b), and (c), the assignee shall agree in writing to assume all obligations of its assignor under this Agreement. This Agreement will inure to the benefit of KK and Tempus and their respective successors and permitted assigns. Any assignment of this Agreement that is not made in accordance with this Section 12.5 (Assignment) shall be null and void and of no legal force or effect.

12.5.2 Notwithstanding anything herein to the contrary, in the event of (a) a transaction by a Party described in Section 12.5.1(b) or Section 12.5.1(c), or (b) the acquisition by a Party or any of its Affiliates of all or substantially all of the business of a Third Party (such Third Party, an “Acquiree”), whether by merger, consolidation, divestiture, restructure, sale of stock, sale of assets or otherwise, the intellectual property of the acquiring entity or the Acquiree, as applicable, and their respective Affiliates, which exists immediately prior to the consummation of such transaction or is developed or acquired thereafter without use of the other Party’s Confidential Information, Know-How or Patents (other than, in the event of (a) a transaction by a Party described in Section 12.5.1(b) or Section 12.5.1(c), intellectual property developed after the consummation of such transaction that are solely related to the assets or business assigned to the acquiring entity), shall not be included in the intellectual property licensed hereunder or otherwise subject to this Agreement.

12.6 Anti-Corruption Law Compliance. Each Party acknowledges that it is aware of, and agrees to abide by, the obligations imposed by Applicable Laws relating to the payment or transfer of anything of value to governments, government officials, political parties or political party officials (or relatives or associates of such officials) (“Covered Person”) for the purpose of obtaining or retaining business for or with, or directing business to, any person. Such laws include the U.S. Foreign Corrupt Practices Act, UK Bribery Act of 2010, Japan Unfair Competition Prevention Act, OECD Anti-Bribery Convention, and other anti-corruption or anti-bribery laws now in effect or as may come into effect from time to time during the Term (collectively, “Anti-Corruption Laws”). By signing this Agreement, each Party represents, warrants and covenants (as applicable) to the other Party that:

12.6.1 it is familiar with the provisions and restrictions contained in the Anti-Corruption Laws as now in effect and will familiarize itself with any changes or additions thereto as may be enacted or promulgated following the date of this Agreement;

12.6.2 it shall at all times comply with the Anti-Corruption Laws applicable to it and shall put in place practices, policies and procedures designed to ensure such compliance and to identify any incident of non-compliance;

12.6.3 it shall notify the other Party immediately upon becoming aware of any breach of, or failure to comply with, any Anti-Corruption Law, in connection with the performance of its obligations under this Agreement;

12.6.4 it shall not, in the course of its duties under this Agreement, offer, promise, give, demand, seek or accept, directly or indirectly, any gift or payment, consideration or benefit in kind to any Covered Person that would or could be construed as an illegal or corrupt practice;

12.6.5 it is not a Covered Person or not acting on behalf of any Covered Person; and

12.6.6 it shall immediately notify the other Party of any attempt by any Covered Person to directly or indirectly solicit, ask for, or attempt to extort anything of value from it, its Affiliates or Sublicensees, and shall refuse any such solicitation, request or extortionate demand except a facilitating payment as expressly permitted under the Anti-Corruption Laws.

12.7 Independent Contractors. The Parties are independent contractors, and nothing contained in this Agreement shall be deemed or construed to create a partnership, joint venture, employment, franchise, agency or fiduciary relationship between the Parties.

12.8 Entire Agreement; Amendments. The JVA, the other ancillary agreements to the JVA and this Agreement, together with the Exhibits hereto and thereto, contain the entire understanding of the Parties with respect to the licenses granted herein. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the collaboration and the licenses granted hereunder are superseded by the terms of this Agreement. The Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of both Parties hereto. The Parties agree that, effective as of the Effective Date, the Non-Disclosure Agreement dated February 28, 2023 between the Parties shall be superseded by this Agreement, and that disclosures made prior to the Effective Date shall be subject to the confidentiality and non-use provisions of this Agreement.

12.9 Amendment; Waiver. Except as otherwise expressly provided herein, no alteration of or modification to this Agreement shall be effective unless made in writing and executed by an authorized representative of each Party. No course of dealing or failing of either Party to strictly enforce any term, right or condition of this Agreement in any instance shall be construed as a general waiver or relinquishment of such term, right or condition. The observance of any provision of this Agreement may be waived (either generally or any given instance and either retroactively or prospectively) only with the written consent of the Party granting such waiver.

12.10 Further Assurances. Upon the other Party’s request, each Party agrees to execute, acknowledge, and deliver such further instruments, and to do all such other acts, as may be reasonably agreed by the Parties as necessary or appropriate to carry out the purposes and intent of this Agreement.

12.11 Severability. The Parties do not intend to violate any public policy or statutory or common law. However, if any sentence, paragraph, clause or combination of this Agreement is in violation of any law or is found to be otherwise unenforceable, such sentence, paragraph, clause or combination of the same shall be deleted and the remainder of this Agreement shall remain binding, provided that such deletion does not alter the basic purpose and structure of this Agreement.

12.12 Construction. The Parties mutually acknowledge that they and their attorneys have participated in the negotiation and preparation of this Agreement. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have drafted this Agreement or authorized the ambiguous provision.

12.13 Language; Translations. This Agreement is in the English language only, which language will be controlling in all respects, and all versions hereof in any other language will be for accommodation only and will not be binding upon the Parties. All communications and notices to be made or given by one Party to the other pursuant to this Agreement, and any dispute proceeding related to or arising hereunder, will be in the English language. If there is a discrepancy between any translation of this Agreement and any non-English translation of this Agreement, this Agreement will prevail.

12.14 Interpretation. The captions and headings to this Agreement are for convenience only and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa), (b) the words “include,” “includes,” and “including” will be deemed to be followed by the phrase “without limitation,” (c) the word “will” will be construed to have the same meaning and effect as the word “shall,” (d) any definition of or reference to any agreement, instrument, or other document herein will be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person will be construed to include the person’s successors and assigns, (f) the words “herein,” “hereof,” and “hereunder” and words of similar import, will each be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Schedules, or Exhibits will be construed to refer to Articles, Sections, Schedules, or Exhibits of this Agreement, and references to this Agreement include all Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent,” “approve,” or the like will require that such agreement, consent, or approval be specific and in writing, whether by written agreement, letter, approved minutes, or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or Section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or.”

12.15 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement may be executed and delivered electronically or by facsimile and upon such delivery such electronic or facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other Party. For purposes hereof, an electronic or facsimile copy of this Agreement, including the signature pages hereto, will be deemed to be an original. Notwithstanding the foregoing, the Parties shall deliver original execution copies of this Agreement to one another as soon as practicable following execution thereof.

[Signature page follows – the rest of this page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Agreement by their respective officers hereunto duly authorized.

Tempus AI, Inc.

By:	/s/ Jim Rogers
Name:	Jim Rogers
Title:	Treasurer and Chief Financial Officer

Pegasos Corp.

By:	/s/ Ippei Mimura
Name:	Ippei Mimura
Title:	Representative Director

Schedule 1.30

TEMPUS KNOW-HOW

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EXHIBIT A

TEMPUS PATENTS

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